                                                               EXHIBIT (a)(1)(A)
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                                 SYNAVANT INC.
                                       AT
                              $2.30 NET PER SHARE
                                       BY

                         JIVAGO ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                                   CEGEDIM SA

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON THURSDAY, MAY 15, 2003, UNLESS THE OFFER IS EXTENDED.

     Jivago Acquisition Corporation, a Delaware corporation ("the Purchaser") and a wholly-owned subsidiary of CEGEDIM SA, a corporation organized under the laws of France ("CEGEDIM"), is offering to purchase any and all of the outstanding Shares of common stock, par value $0.01 per share (the "Common Stock"), of SYNAVANT Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $2.30 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 12, 2003, (the "Merger Agreement") among CEGEDIM, the Purchaser and the Company. The Merger Agreement provides, among other things, that, after the purchase of the Shares pursuant to the Offer and the satisfaction or waiver of the other conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company, which will continue as the Surviving Corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of CEGEDIM. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company, CEGEDIM or the Purchaser, and any Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware law) will be converted into the right to receive the Offer Price per Share, in cash, without interest.

     The board of directors of the Company has unanimously determined that the Merger Agreement, the Offer and the Merger are advisable and in the best interests of the Company and its stockholders, and has recommended that the Company's stockholders tender their Shares in the Offer.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer, the number of Shares which constitutes at least a majority of the Shares outstanding on a diluted basis on the date of acceptance for payment ("on a diluted basis" means the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants, options, restricted stock units or obligations outstanding at that date to the extent that the exercise prices or strike prices in respect of such warrants, options, restricted stock units or obligations are less than the Offer Price). The Offer is also subject to certain other conditions contained in this Offer to Purchase. The Offer is not contingent on any financing condition.

                       ---------------------------------

                      The dealer manager for the offer is:

                                    SG COWEN
April 18, 2003

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to American Stock Transfer & Trust Co. (the "Depositary"), (2) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 ("Procedures for Tendering Shares") of this Offer to Purchase, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     In order to validly tender Shares, a stockholder must tender the associated preferred stock purchase rights (the "Rights") that were granted under the Rights Agreement, dated August 29, 2000 between the Company and Equiserve Trust Company, N.A., as amended by Amendment No. 1 thereto, dated April 11, 2003) (the "Rights Agreement"). Until the Distribution Date (as defined in the Rights Agreement) (see Section 2 ("Procedures for Tendering Shares"), the Rights will be evidenced by the certificates for Shares registered in the names of the holders thereof, and until a Distribution Date the tender of a Share will constitute a tender of the associated right. Upon a Distribution Date separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Shares originally issued after the Distribution Date), and such separate Rights Certificates alone will thereafter evidence the Rights.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2 "(Procedures for Tendering Shares").

     Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to or solicitation by anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

     Questions or requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or to SG Cowen Securities Corporation (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the other related tender offer materials may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..................................................    2
INTRODUCTION........................................................    6
THE TENDER OFFER....................................................    8
  1.    Terms of the Offer..........................................    8
  2.    Procedures for Tendering Shares.............................    9
  3.    Acceptance for Payment and Payment for Shares...............   12
  4.    Withdrawal Rights...........................................   13
  5.    Certain U.S. Federal Income Tax Consequences................   14
  6.    Price Range of Shares; Dividends............................   15
  7.    Certain Information Concerning the Company..................   15
  8.    Certain Information Concerning the Purchaser and CEGEDIM....   16
  9.    Financing of the Offer and the Merger.......................   17
 10.    Background of the Offer; The Merger Agreement...............   18
 11.    Purpose of the Offer; Plans for the Company after the Offer
        and the Merger..............................................   30
 12.    Dividends and Distributions.................................   31
 13.    Effect of the Offer on the Market for the Shares; Exchange
        Listing and Exchange Act Registration.......................   31
 14.    Certain Conditions of the Offer.............................   32
 15.    Certain Legal Matters and Regulatory Approvals..............   33
 16.    Fees and Expenses...........................................   35
 17.    Miscellaneous...............................................   35
Schedule I Information Concerning the Directors and Executive
  Officers of CEGEDIM and the Purchaser.............................   37

                               SUMMARY TERM SHEET

     Jivago Acquisition Corporation is offering to purchase all of the outstanding Shares for $2.30 per Share, net to the seller in cash. Through a question and answer format, this summary term sheet is designed to explain to you, the stockholders of the Company, a number of important terms of the proposed transaction. This summary term sheet serves only as an introduction, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to educate yourself fully on the details of the proposed transaction. Cross-referenced text refers to sections within this Offer to Purchase, unless otherwise noted.

WHO IS OFFERING TO BUY THE COMMON STOCK OF THE COMPANY?

     Our name is Jivago Acquisition Corporation. We are a Delaware corporation formed for the purpose of making a cash tender offer for all of the outstanding Shares. We are a wholly-owned subsidiary of CEGEDIM SA, a corporation formed under the laws of France, whose Shares are listed on the Euronext. See Section 8 ("Certain Information Concerning the Purchaser and CEGEDIM").

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER? HOW MUCH IS JIVAGO ACQUISITION CORPORATION OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to purchase all of the outstanding Shares of common stock (including the associated preferred stock purchase rights) of the Company for $2.30 per share, net to you, in cash.

WILL I HAVE TO PAY ANY FEES OR EXPENSES?

     If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

WHAT IS THE PURPOSE OF THE OFFER?

     The purpose of the Offer is to enable CEGEDIM to acquire control of, and the entire equity interest in, the Company. Following the Offer, CEGEDIM intends to acquire any remaining equity interest in the Company that was not acquired during the Offer at a price equal to $2.30 per Share in cash pursuant to a Merger of the Purchaser with and into the Company. See "Introduction" and
Section 11 ("Purpose of the Offer; Plans for the Company After the Offer and the Merger").

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any Shares that you validly tender unless the total number of Shares validly tendered and not withdrawn before the expiration date of the Offer represents, in the aggregate, at least a majority of the outstanding Shares (assuming the exercise of all warrants, options, restricted stock units or other obligations outstanding that have strike prices or exercise prices less than $2.30).

     We are also not obligated to purchase any Shares you validly tender if any other conditions set forth in Section 14 ("Certain Conditions of the Offer") and discussed in Section 1 ("Terms of the Offer") are not satisfied or waived. The Offer is not conditioned on any financing being obtained by the Purchaser or CEGEDIM.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     Our offer to purchase your Shares expires at 12:00 midnight, New York City time, on Thursday, May 15, 2003, unless we extend the Offer. This is called the initial expiration date. See Section 1 ("Terms of the Offer"). Please note that, if you cannot deliver everything that is required in order to validly tender your Shares by the initial expiration date, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is described later in this Offer to Purchase under
Section 2 ("Procedures for Tendering Shares").

CAN JIVAGO ACQUISITION CORPORATION EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE AND UNDER WHAT CIRCUMSTANCES?

     Yes. We can and may be required to extend the Offer past the initial expiration date. If we do so, you will be able to tender your Shares until 12:00 midnight, New York City time, on the new expiration date.

     Several terms, which were negotiated by the parties, define the circumstances in which we can extend the Offer, including that: (i) if any conditions to the Offer have not been satisfied or waived, the Offer may be extended but in no event may it be extended past July 1, 2003 without the Company's prior written consent, (ii) the Offer may be extended on one occasion, for up to 10 business days if 90% of the Shares have not been validly tendered pursuant to the Offer or (iii) the Offer may be extended if we are required by law to extend the Offer. See Section 1 ("Terms of the Offer").

HOW DO I FIND OUT IF JIVAGO ACQUISITION CORPORATION EXTENDS THE OFFER?

     If we extend the Offer, we will announce an extension no later than 9:00 a.m., New York City time, on the business day after a scheduled expiration date by issuing a press release and informing American Stock Transfer & Trust Company, who is the depositary for the Offer. See Section 1 ("Terms of the Offer").

HOW DO I GET PAID FOR MY TENDERED SHARES?

     We will pay for the Shares accepted for payment by depositing the purchase price with the depositary. The depositary will transmit to you the payment for all Shares accepted for payment. See Section 3 ("Acceptance for Payment and Payment for Shares").

HOW DO I TENDER MY SHARES?

     To tender your Shares, you must either deliver your share certificates, together with a completed and signed Letter of Transmittal (or a facsimile copy of it), any required signature guarantees and any other required documents, to the depositary or tender your Shares using the book-entry procedure described in
Section 2 ("Procedures for Tendering Shares"), in each case on or prior to the expiration date. If your Shares are held in street name, you can tender the Shares by your nominee through The Depository Trust Company.

     These materials must reach the depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and Section 2 ("Procedures for Tendering Shares").

     If you cannot get all of the documents or instruments that you are required to deliver to the depositary, you can still tender your Shares if a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Securities Transfer Agents Medallion Program or any other eligible institution guarantees that the depositary will receive the missing items within three Nasdaq National Market trading days. For the tender to be valid, the depositary must actually receive the missing items within that three-day period. See Section 2 ("Procedures for Tendering Shares").

UNTIL WHAT TIME CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

     You can withdraw your tendered Shares at any time on or prior to the scheduled expiration date. After the Offer expires, the tender is irrevocable unless we have not accepted for payment your Shares by June 16, 2003. At and after this date, you can withdraw your tendered Shares until we accept them for payment. See Section 4 ("Withdrawal Rights").

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw your Shares, you must deliver to the depositary written or facsimile transmission notice of withdrawal that specifies your name, the number of Shares being withdrawn and the name of the registered holder of the Shares, if different from the person who tendered the Shares. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4 ("Withdrawal Rights").

WHAT ARE THE TAX CONSEQUENCES OF THE SALE OF SHARES PURSUANT TO THE OFFER?

     The sale of Shares to us through the Offer will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash that you receive from us for the Shares and the adjusted tax basis of your Shares.

     We encourage you to consult with your own tax advisor about the particular effect the Offer will have on you. See Section 5 ("Certain U.S. Federal Income Tax Consequences").

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On April 11, 2003, the last full trading day before we announced the Offer, the closing price per share on The Nasdaq National Market System was $1.60. On April 17, 2003, the last full trading day before we commenced the Offer, the closing price per Share on The Nasdaq National Market System was $2.26. On March 14, 2003, the last full trading day before CEGEDIM announced its previous transaction to acquire the interactive marketing business of the Company, the closing price per Share was $0.95.

     Between April 12, 2002 and April 11, 2003, the closing price per Share ranged between $0.41 and $3.06.

     We encourage you to obtain a current market quotation for your Shares before deciding whether to tender your Shares. See Section 6 ("Price Range of Shares; Dividends").

WHAT IS THE TOTAL AMOUNT OF FUNDS THAT WILL BE REQUIRED TO CONSUMMATE THE PROPOSED TRANSACTION?

     We estimate that we will require approximately $55 million (and in any event no more than $61 million) to consummate the Offer and the Merger and finance other expected costs. See Section 9 ("Financing of the Offer and the Merger").

DOES JIVAGO ACQUISITION CORPORATION HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR TENDERED SHARES?

     Yes. We will obtain all necessary funds through capital contributions or advances by CEGEDIM. CEGEDIM will have sufficient funds from cash on hand or through financing arrangements to fully fund the Offer and the Merger. See
Section 9 ("Financing of the Offer and the Merger").

IS JIVAGO ACQUISITION CORPORATION'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER SHARES IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (1) the Offer consists solely of cash; (2) the Offer is not subject to any financing condition; (3) CEGEDIM will have adequate cash and credit facilities available; and (4) the Offer is for all outstanding Shares.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     On April 12, 2003, the board of directors of the Company unanimously:

     - determined that each of the Offer, the Merger and the Merger Agreement are advisable and in your best interests; and

     - recommended that you tender your Shares in the Offer.

     See "Introduction" and Section 11 ("Purpose of the Offer; Plans for the Company after the Offer and the Merger").

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

     There is no stockholder tender agreement in place in connection with the Offer.

IF AT LEAST A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WHAT HAPPENS TO THE COMPANY AFTER THE OFFER?

     CEGEDIM, the Company and we have entered into a Merger Agreement that provides for us to merge with and into the Company. The Merger requires stockholders owning at least a majority of the Shares outstanding on the record date (set to determine those persons entitled to vote on the Merger) to vote in favor of the Merger. If the Offer is successful, we will own at least a majority of the Shares on a diluted basis. We have agreed to vote these Shares in favor of the Merger.

     Therefore, if we acquire at least a majority of the Shares pursuant to the Offer, we will merge with and into the Company. Once the Merger is consummated, the Company will no longer be publicly owned and will become a wholly-owned subsidiary of CEGEDIM. In such case, the Company's common stock will no longer be quoted on The Nasdaq National Market System or on any other securities exchange. See "Introduction" and Section 13 ("Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act Registration").

     Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that:

     - Shares will no longer meet the requirements of The Nasdaq National Market System for continued listing and therefore may be delisted from The Nasdaq National Market System;

     - there may not be a public trading market for Shares; and

     - the Company may cease making filings with the Securities and Exchange Commission (the "SEC") or otherwise cease being required to comply with the SEC rules and regulations relating to publicly held companies.

     See Section 13 ("Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act Registration") and Section 15 ("Certain Legal Matters and Regulatory Approvals").

IF I DECIDE NOT TO TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

     If the Offer is successful and the Merger occurs, stockholders who do not tender in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to any rights of appraisal they may have and which they properly exercise under Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering is that you will be paid earlier if you tender your Shares in the Offer. Because cash will be paid in the Merger, the Company's stockholders will have appraisal rights under Delaware law. For a discussion of appraisal rights, see Section 15 ("Certain Legal Matters and Regulatory Approvals").

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     Stockholders can call Morrow & Co., Inc., the information agent for the Offer, at (800) 607-0088 or SG Cowen Securities Corporation, the Dealer Manager for the Offer, at (866) 517-8629. See the back cover of this Offer to Purchase for further contact information.

To the stockholders of
SYNAVANT Inc.

                                  INTRODUCTION

     Jivago Acquisition Corporation, a Delaware corporation ("the Purchaser") and a wholly-owned subsidiary of CEGEDIM SA, a corporation organized under the laws of France ("CEGEDIM"), hereby offers to purchase any and all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of SYNAVANT Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $2.30 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto and thereto, collectively constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Merger described below.

     Tendering stockholders whose Shares are registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions to the Purchaser or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, U.S. federal, state or local transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay the fees and expenses of SG Cowen Securities Corporation, which is acting as the Dealer Manager (the "Dealer Manager"), American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 ("Fees and Expenses").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 12, 2003 (the "Merger Agreement"), among CEGEDIM, the Purchaser and the Company. The Merger Agreement provides, among other things, that, after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company, which will continue as the surviving corporation of the Merger (the "Surviving Corporation"), will become a wholly-owned subsidiary of CEGEDIM. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time (other than Shares owned by the Company, CEGEDIM or the Purchaser, and any Shares held by stockholders who shall have demanded and perfected appraisal rights under DGCL) will be converted into the right to receive the Offer Price per Share, in cash, without interest.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THE NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A DILUTED BASIS ON THE DATE OF ACCEPTANCE FOR PAYMENT ("ON A DILUTED BASIS" MEANS THE NUMBER OF SHARES OUTSTANDING, TOGETHER WITH THE SHARES WHICH THE COMPANY MAY BE REQUIRED TO ISSUE PURSUANT TO WARRANTS, OPTIONS, RESTRICTED STOCK UNITS OR OBLIGATIONS OUTSTANDING AT THAT DATE TO THE EXTENT THAT THE EXERCISE PRICES OR STRIKE PRICES IN RESPECT OF SUCH WARRANTS, OPTIONS, RESTRICTED STOCK UNITS OR OBLIGATIONS ARE LESS THAN THE OFFER PRICE) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 1 ("TERMS OF THE OFFER") AND SECTION 14 ("CERTAIN CONDITIONS OF THE OFFER"), WHICH DESCRIBES IN FULL THE CONDITIONS TO THE OFFER. THE OFFER IS NOT CONTINGENT ON CEGEDIM OR THE PURCHASER OBTAINING ANY FINANCING.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if applicable law requires such approval. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form Merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 10 ("Background of the Offer; The Merger Agreement").

     THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS TENDER THEIR SHARES IN THE OFFER.

     Alterity Partners LLC, the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated April 12, 2003 to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received in the Offer and the Merger is fair, from a financial point of view, to the holders of Shares. A copy of such opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached in full as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company concurrently herewith. Holders of Shares are encouraged to read the opinion carefully and in its entirety.

     The Merger Agreement is more fully described in Section 10 ("Background of the Offer; The Merger Agreement"). Certain U.S. Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5 ("Certain U.S. Federal Income Tax Consequences").

     As of April 12, 2003, there were 15,242,578 Shares issued and outstanding and options, rights and restricted stock units representing in the aggregate 733,214 Shares with an exercise price or strike price less than the Offer Price. The Company has been advised, and has informed CEGEDIM, that each of its directors and executive officers intends to tender pursuant to the Offer all Shares owned of record and beneficially owned by her or him, except to the extent that such tender would require disgorgement of profits from any such tender to the Company under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     The Offer does not constitute a solicitation of proxies for any meeting of the stockholders of the Company or any offer to sell or solicitation of offers to buy CEGEDIM common stock or other securities. Any such solicitation will be made only pursuant to separate proxy materials pursuant to the requirements of
Section 14(a) of the Exchange Act.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, including, if the Offer is extended or amended, the terms and conditions of such extension or amendment, the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4 ("Withdrawal Rights"). The term "Expiration Date" means 12:00 midnight, New York City time, Thursday, May 15, 2003, unless the Purchaser shall have extended the expiration of the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement discussed below and the applicable rules and regulations of the SEC), at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 ("Certain Conditions of the Offer") hereof shall have occurred, to (i) extend in accordance with the terms of the Merger Agreement the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary and filing an amendment to this Offer to Purchase with the SEC. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by 12:00 midnight, New York City time, on Thursday, May 15, 2003 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the SEC, to
(i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions (other than the Minimum Condition) and accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

     The Purchaser will not necessarily exercise its right to extend the Offer (other than as may be required by the Merger Agreement or by applicable law). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1 under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. The phrase "business day" as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser shall not extend the Expiration Date beyond the initial Expiration Date, except (i) as required by applicable law, (ii) that if, immediately prior to the Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, the Purchaser may, in its sole discretion, on one occasion, extend the Offer for a period not to exceed 10 business days or (iii) that if any condition to the Offer has not been satisfied or waived, the Purchaser may, in its sole discretion, extend the Expiration Date for one or more periods but no later than

July 1, 2003 without the Company's prior written consent; provided that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with SEC rules and regulations. If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) delays its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1(c) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, a holder of Shares must, prior to the Expiration Date or the expiration of any subsequent offering period:

     - deliver to the Depositary at its address set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, the certificates representing the Shares (the "Share Certificates") to be tendered and any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase;

     - cause such holder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedures for book-entry transfer described below; or

     - comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION AS DESCRIBED BELOW). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of any subsequent offering period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or that signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or the procedures for delivery by book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary on or prior to the Expiration Date as provided below; and

     - the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

     In all cases (including any subsequent offering period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the right in its sole discretion, subject to the terms of the Merger Agreement and the rules and regulations of the SEC, to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Purchaser, CEGEDIM, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment. By executing the Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Shares will not be deemed to be validly tendered, unless the Purchaser is able to exercise full voting rights with respect to such Shares (and such other Shares and securities), except the Purchaser may in its sole discretion waive such requirement.

     Subsequent Offering Period. The Purchaser will provide for a subsequent offering period in connection with the Offer if, at the expiration of the Offer, all of the conditions of the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn in the Offer constitutes less than 90% of outstanding Shares. Subject to the applicable rules and regulations of the SEC, the Purchaser will extend its offer to purchase Shares beyond the expiration date for a subsequent offering period not to exceed 20 business days (the "Subsequent Offering Period"), if, among other things, at the Expiration Date, (i) all of the conditions to the Offer have been satisfied or waived but the number of Shares validly tendered and not withdrawn in the Offer constitute less than 90% of the outstanding Shares and (ii) the Purchaser accepts for payment, and promptly pays for, all Shares validly tendered and not withdrawn prior to the Expiration Date. SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN. The Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the subsequent offering period. If the Purchaser provides for a subsequent offering period, it will be effected by the Purchaser by giving oral or written notice of the subsequent offering period to the Depositary and making a public announcement to that effect on the next business day after the previously scheduled Expiration Date.

     The acceptance for payment by the Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     UNDER U.S. FEDERAL INCOME TAX LAWS, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD ON PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. SEE
SECTION 5 ("CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES") BELOW.

     Tendering Rights. The Company and Equiserve Trust Company amended the Rights Agreement on April 12, 2003 to provide that (x) in connection with the Offer and the Merger, none of CEGEDIM or the Purchaser shall be deemed to be an Acquiring Person for the purposes of the Rights Agreement, and (y) a Distribution Date shall not be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement, commencement or consummation of the Offer or the consummation of the Merger.

     In order to validly tender Shares, a stockholder must tender the associated Right. Until the Distribution Date (as defined in the Rights Agreement), the Rights will be evidenced by the Share Certificates registered in the names of the holders thereof, and until a Distribution Date, the tender of a Share will constitute a tender of the associated Right. Upon a Distribution Date separate Rights Certificates will be mailed to holders of record of Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Shares originally issued after the Distribution Date), and such separate Rights Certificates alone will thereafter evidence the Rights.

3.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the Merger Agreement, the Purchaser will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date, or (ii) the satisfaction or waiver of the other conditions to the Offer set forth in Section 14 ("Certain Conditions to the Offer"). Subject to applicable rules and regulations of the SEC and to the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, tendered Shares in order to comply in whole or in part with any applicable law.

     In all cases (including during any subsequent offering period), the Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of:

     - the Share Certificates or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 2;

     - the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (as described below under the caption "Signature Guarantees") or, in the case of a book-entry transfer, an Agent's Message (as defined below); and

     - any other documents required by the Letter of Transmittal.

     Accordingly, stockholders tender Shares in the Offer may be paid at different times, depending upon when Share Certificates or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary.

     The per Share consideration paid to any stockholder in the Offer will be the highest per Share consideration paid to any other stockholder in the Offer.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer (including during any subsequent offering period), the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, Share Certificates evidencing unpurchased Shares will be returned (and, if Share Certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent), in each case without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 2 ("Procedures for Tendering Shares"), such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

4.  WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 16, 2003.

     For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as described in Section 2 ("Procedures for Tendering Shares"), any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, CEGEDIM, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of tendered Shares may not be rescinded without the Purchaser's consent and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 ("Procedures for Tendering Shares").

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the receipt of cash by stockholders whose Shares are converted into the right to receive cash pursuant to the Merger. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders. The discussion is based on current law, which is subject to change possibly with retroactive effect. The discussion applies only to stockholders who hold Shares as capital assets, and may not apply to Shares received in connection with the exercise of employee stock options, restricted stock units or otherwise as compensation, or to certain types of stockholders (such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding Shares as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, or investors in pass-through entities) who may be subject to special rules. This discussion does not discuss the tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

     Sales of Shares pursuant to the Offer (and the receipt of cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for U.S. federal income tax purposes. For U.S. federal income tax purposes, a tendering stockholder will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the Offer (or the amount of cash received pursuant to the Merger) and the adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or cancelled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered and purchased pursuant to the Offer (or cancelled pursuant to the Merger).

     Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Under the U.S. federal backup withholding tax rules, unless an exemption applies, the Depositary will be required to withhold, and will withhold, 30% of all cash payments to which a holder of Shares is entitled pursuant to the Offer (or the Merger), unless the stockholder provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder upon filing an income tax return can obtain a refund.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares have been listed and traded on The Nasdaq National Market since August 30, 2000 under the symbol "SNVT." As of the close of business on April 12, 2003, there were 15,242,578 Shares of Common Stock outstanding. As of April 12, 2003, the Shares were held by 4,079 holders of record. The following table sets forth, for the indicated periods, the high and low closing sales prices per Share as reported by The Nasdaq Nation Market.

                                                               HIGH     LOW
                                                              ------   ------
2003
Second Quarter (through April 17)...........................  $2.270   $1.590
First Quarter...............................................   1.800    0.800
2002:
Fourth Quarter..............................................   1.020    0.410
Third Quarter...............................................   2.250    0.760
Second Quarter..............................................   3.180    1.410
First Quarter...............................................   4.297    2.521
2001:
Fourth Quarter..............................................   4.000    2.000
Third Quarter...............................................   7.150    2.120
Second Quarter..............................................   7.150    3.688
First Quarter...............................................   6.250    4.250

     On April 11, 2003, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $1.60. On April 17, 2003, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on Nasdaq was $2.26.

     The Company has not paid any cash dividends since its inception. The Company does not expect to begin paying any cash dividends in the foreseeable future. The Company's Revolving Credit and Security Agreement with CapitalSource Finance LLC (the "CapitalSource Facility") prohibits the payment of dividends without prior lender approval.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of the Purchaser, CEGEDIM or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information.

     The Company is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 3445 Peachtree Road, NE, Suite 1400, Atlanta, Georgia 30326. The telepone number of the Company at those offices is (404) 841-4100. According to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, the Company serves the biopharmaceutical and healthcare industries through its two core business categories: implementing and supporting pharmaceutical-specific customer relationship management ("CRM") solutions and developing interactive marketing programs, medical professional databases and offering strategic consulting services that support sales and marketing decision-making and program implementation. The Company is composed of the automated sales and marketing support businesses which were formerly part of IMS Health.

     Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries that has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed by the Company with the SEC. More comprehensive information is included in the Company's Form 10-K, and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein.

                                 SYNAVANT INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                      YEARS ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
STATEMENT OF OPERATIONS DATA:
Net Revenue.................................................    $166,365       $180,531
Gross Profit................................................      40,399         42,840
Income from Operations......................................     (10,842)       (30,106)
Other income (expense)......................................        (458)          (605)
Net income..................................................    ($11,095)      ($31,233)
                                                                ========       ========
Net loss per share of common stock: basic and diluted.......    ($  0.73)      ($  2.09)
                                                                ========       ========
BALANCE SHEET DATA (AT PERIOD END)
Working capital.............................................    $ 11,526       $ 17,580
Total assets................................................    $108,737       $118,258
Current Liabilities.........................................      37,775         37,894
Long-term debt..............................................           0              0
Total Liabilities...........................................    $ 48,741       $ 48,108
Shareholders' equity........................................    $ 59,996       $ 70,150
Book value per share........................................    $   3.95       $   4.66

8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND CEGEDIM.

     The Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Delaware. The Purchaser was organized in connection with the Offer and the Merger and has not carried out any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 137, rue d'Aguesseau, 92100 Boulogne-Billancourt, France. The telephone number of the Purchaser at such offices is 011-33-1-49-09-22-00. The Purchaser is a wholly-owned subsidiary of CEGEDIM.

     Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     CEGEDIM is a corporation organized and existing under the laws of France. Its principal offices are located at 137, rue d'Aguesseau, 92100 Boulogne-Billancourt, France. The telephone number of CEGEDIM at such offices is 011-33-1-49-09-22-00. CEGEDIM is a multi-national provider of technologies and services relating to medical information for healthcare professionals and pharmaceutical companies. CEGEDIM was incorporated in 1969, and has grown, through internal product development and synergistic acquisitions of products and businesses, into a diversified company with a presence in 29 countries.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of CEGEDIM and the Purchaser and certain other information are set forth in Schedule I hereto.

     CEGEDIM stock is listed and traded on the Bourse de Paris under the trading code "5350."

     During the last five years, none of CEGEDIM, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) none of CEGEDIM, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of CEGEDIM or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company, and (ii) none of CEGEDIM, the Purchaser, or to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has effected any transaction in such equity securities during the past 60 days. The Purchaser and CEGEDIM disclaim beneficial ownership of any Shares owned by any pension plans of CEGEDIM or the Purchaser or any pension plans of any associate or majority-owned subsidiary of CEGEDIM or the Purchaser.

     Jean Claude Labrune, President of CEGEDIM, owns approximately 100 Shares. Mr. Labrune acquired Shares of IMS Health Inc. prior to its spin-off of the Company in 2000. In connection with the spin-off, Mr. Labrune obtained the Shares and has obtained no additional Shares since 2000.

     Except as described in this Offer to Purchase, none of CEGEDIM, the Purchaser or, to the best of their knowledge, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of CEGEDIM, the Purchaser or, to the best of their knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of CEGEDIM, the Purchaser or any of their subsidiaries or, to the best knowledge of CEGEDIM or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a Merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.  FINANCING OF THE OFFER AND THE MERGER.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by CEGEDIM and the Purchaser to (i) consummate the Offer and the Merger; (ii) refinance certain existing indebtedness of the Company; (iii) pay fees and expenses related to the Offer and the Merger; (iv) finance working capital and other general corporate needs of CEGEDIM and its subsidiaries; and

(v) pay reasonable and customary fees and expenses incurred in connection with the Offer and the Merger is estimated to be approximately $55 million (and in any event no more than $61 million). The Purchaser will obtain all funds required in connection with the Offer and the Merger from CEGEDIM. CEGEDIM currently intends to obtain such funds from existing cash and cash equivalents and/or the financing arrangements described below. To the extent such financing arrangements are not put in place, CEGEDIM plans to finance any shortfall with cash, cash equivalents and/or other cash management arrangements.

     CEGEDIM has obtained a financing commitment from Credit Lyonnais for an aggregate amount of E 50 million. Of the E 50 million, E 40 million are available to finance the Offer, the Merger and related costs. The term of the loan is five years, with amortization of 10% of the principal amount every six months. The interest rate on the loan is Euribor plus 75 basis points (0.75%). The margin of 75 basis points will be adjusted yearly according to certain financial ratios. The loan will be collateralized with the Shares upon completion of the Offer and the Merger. The Loan agreement is expected to contain customary covenants.

10.  BACKGROUND OF THE OFFER; THE MERGER AGREEMENT.

  BACKGROUND OF THE OFFER

     During the fall of 2001, CEGEDIM identified the Company as a potential acquisition candidate. At the direction of CEGEDIM, SG Cowen Securities Corporation ("SG Cowen"), CEGEDIM's financial advisor, contacted the Company to discuss CEGEDIM's interest in exploring a potential transaction with the Company. Representatives of CEGEDIM and the Company met in December of 2001 and February of 2002 to informally discuss a potential transaction.

     CEGEDIM and the Company executed a Non-Disclosure Agreement on March 4, 2002. The Company subsequently provided information, including financial forecasts and operational data, to CEGEDIM for purposes of evaluating an acquisition of the Company.

     From March through May 2002, CEGEDIM and the Company continued to discuss a potential transaction, however, both parties were unable to reach mutually agreeable terms and terminated discussions concerning a potential transaction.

     In August 2003, CEGEDIM was contacted by Alterity Partners, LLC ("Alterity"), the Company's financial advisor, regarding CEGEDIM's interest in acquiring one or both of the Company's two divisions (the Technology Division and the Interactive Marketing Division "IM Division"). Alterity informed CEGEDIM that the Company was soliciting interest for each division or both divisions together from numerous parties.

     CEGEDIM requested and was provided confidential memoranda for each division on August 30, 2002, and thereafter, SG Cowen, at the direction of CEGEDIM, indicated to Alterity that CEGEDIM had an interest in pursuing a transaction with the Company for the IM Division, but not for the Technology Division.

     On September 24, 2002, Alterity notified SG Cowen of the Company's request for initial indications of interest in the IM Division, and the procedures for submission of such preliminary proposal.

     On October 9, 2002, based upon the data contained in the confidential memorandum, CEGEDIM submitted a non-binding proposal to acquire the IM Division subject to certain conditions and approvals.

     On October 17, 2002, CEGEDIM's financial advisor was informed by Alterity that CEGEDIM would be permitted to conduct further due diligence on the IM Division. In November 2002, CEGEDIM, as part of the bid process, was provided access to Company's senior management and a data room containing business, legal, operational, and financial information relating to the Company and the IM Division.

     On November 17, 2002, Alterity distributed requests for final bids and accompanying bid guidelines to prospective buyers of the Company's IM Division.

     On November 25, 2002, CEGEDIM submitted a second non-binding proposal to the Company to acquire the IM Division subject to certain conditions and approvals.

     On November 26, 2002, CEGEDIM was informed that the Company's Board of Directors authorized management to pursue CEGEDIM's bid.

     On December 5, 2002, the Company entered into a letter of intent with CEGEDIM regarding the acquisition of the IM Division, pursuant to which, among other things, the Company agreed to reimburse CEGEDIM in certain circumstances for a portion of its expenses incurred in investigating a transaction with the Company.

     From December 2002 through February 2003, CEGEDIM conducted extensive due diligence with respect to the IM Division. In connection with this process, representatives of the Company held numerous meetings and conferences with representatives of CEGEDIM. Throughout February, representatives of the Company and representatives of CEGEDIM also met and held conferences frequently to continue to negotiate the terms of a purchase of the IM Division by CEGEDIM.

     On February 27, 2003, representatives of CEGEDIM met with representatives of the Company to discuss certain issues identified by CEGEDIM in its due diligence process. On March 5, 2003, after further due diligence with respect to these issues and discussions between the parties, the parties tentatively agreed to a $43.5 million purchase price for substantially all of the IM Division assets, pending resolution of other issues.

     Between March 5, 2003 and March 16, 2003, representatives of the Company and CEGEDIM continued to negotiate the detailed terms of the proposed transaction.

     On March 16, 2003, the Company's Board of Directors held a special telephonic meeting at which the Company's Board of Directors authorized and directed the Company's management to execute the purchase agreement (the "Purchase Agreement") and the related agreements with CEGEDIM for the acquisition by CEGEDIM of the IM Division. The Purchase Agreement and related agreements were executed and the Company issued a press release announcing the transaction later that day.

     On March 26, 2003, Alterity, at the direction of the Company, informed SG Cowen, in accordance with the terms of the Purchase Agreement, that the Company received a proposal from a third party ("Third Party") that the Company's Board of Directors, believed could result in a superior proposal. At the direction of the Company's board of directors, Alterity asked CEGEDIM if it would be interested in submitting a proposal to acquire the entire Company. CEGEDIM subsequently indicated that it was interested in submitting such a bid and commenced due diligence on the parts of the Company's operations that it had not reviewed in connection with its purchase of the IM Division. The Company asked CEGEDIM to submit in writing its best and final bid for an acquisition of the entire Company upon completion of its due diligence.

     On April 7, 2003, CEGEDIM submitted a written proposal to acquire the Company pursuant to a tender offer followed by a back-end Merger for cash consideration of $2.30 per share, valuing the Company's equity at $36.5 million and providing that CEGEDIM would assume the Company's costs and liabilities relating to the necessary restructuring, transaction costs and obligations associated with change in control agreements between the Company and certain of the Company's executives. CEGEDIM directed its financial advisor to inform the Company that this offer was CEGEDIM'S best and final offer.

     Between April 7, 2003 and April 11, 2003, the Company's management continued to discuss and negotiate this proposal with CEGEDIM.

     On April 10, 2003, Alterity contacted CEGEDIM's representatives to seek an increase in the purchase price being offered by CEGEDIM. Subsequent to that request, CEGEDIM indicated that it was not prepared to increase the price it would offer to purchase all of the Company's equity, and the Company and CEGEDIM continued final negotiations regarding the Merger Agreement.

     On April 11, 2003, the Company informed CEGEDIM that it had negotiated with CapitalSource an agreement to waive any event of default arising under the Company's credit facility or any other restriction on the execution of the Merger Agreement or any similar agreement or any of the transactions contemplated thereby, in exchange for a fee of $450,000. CEGEDIM indicated to the Company that it would assume all outstanding principal owed under the credit facility, including such fee, without reducing its proposed purchase price.

     Also on April 11, 2003, CEGEDIM negotiated and received an amended letter of commitment from Credit Lyonnais authorizing a line of credit to finance the transaction between CEGEDIM and the Company.

     In the morning on April 12, 2003, the Company's Board of Directors approved CEGEDIM's proposal and authorized management to execute the Merger Agreement and related agreements with CEGEDIM. The Merger Agreement was signed by the authorized representatives of the Company and CEGEDIM.

     In the afternoon on April 12, 2003, the execution of the Merger Agreement was announced.

  THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by the Purchaser and CEGEDIM with the SEC in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than the fifth business day following the date of the Merger Agreement. The Purchaser has commenced the Offer in accordance with the terms of the Merger Agreement.

     The Merger Agreement provides that the obligation of the Purchaser to consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer is subject only to the conditions set forth in Section 14 (the "Certain Conditions of the Offer") (any of which may be waived in whole or in part by CEGEDIM or the Purchaser in their sole discretion, except that neither CEGEDIM nor the Purchaser may waive the Minimum Condition without the prior written consent of the Company).

     Without the prior written consent of the Company, the Purchaser shall not extend the Expiration Date of the Offer beyond the initial Expiration Date, except (A) as required by applicable law, (B) that if, immediately prior to the Expiration Date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, the Purchaser may, in its sole discretion, on one occasion, extend the Offer for a period not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, or (C) that if any condition to the Offer has not been satisfied or waived, the Purchaser may, in its sole discretion, extend the Expiration Date for one or more periods but no later than July 1, 2003 without the Company's prior written consent; provided that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC.

     Directors. The Merger Agreement provides that if the Minimum Condition is satisfied, promptly upon the acceptance for payment of, and payment for, Shares pursuant to the Offer, CEGEDIM shall be entitled to designate such number of directors (the "Parent Designees"), rounded up to the next whole number (and, to the extent permitted by the Company's Amended and Restated Certificate of Incorporation, the class to which each such director is assigned), on the Company's Board of Directors as is equal to the product of (1) the total number of directors on such Board of Directors (after giving effect to any increase in size of such Board of Directors to effect CEGEDIM'S representation on such Board of Directors as set forth in the Merger Agreement) and (2) the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding, provided that in no event shall the Parent Designees constitute less than a majority of the Company's entire Board of Directors.

     The Merger Agreement also provides that the Company shall use its reasonable best efforts to ensure that, at all times prior to the effective time of the Merger, at least one member of the Company's Board of Directors is an individual who was a director of the Company on the date of the Merger Agreement (the "Continuing Director"), except that if at any time prior to the effective time of the Merger, no Continuing Director then remains, then the Company's Board of Directors shall designate an individual to serve on the Company's Board of Directors who is not an officer, employee or affiliate of the Company, CEGEDIM or Purchaser, who will be deemed to be a Continuing Director for all purposes.

     The Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, following the consummation of the Offer, the Purchaser will be merged into the Company, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation. The Merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such other time specified in the certificate of merger as CEGEDIM and the Company shall agree.

     The Merger Agreement provides that the directors of the Purchaser immediately prior to the effective time of the Merger will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the effective time of the Merger will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that the certificate of incorporation of The Company as in effect immediately prior to the effective time of the Merger, shall be the certificate of incorporation of the Surviving Corporation. The Merger Agreement further provides that the by-laws of the Company as in effect immediately prior to the effective time of the Merger will be the by-laws of the Surviving Corporation.

     Conversion of Securities. The Merger Agreement provides that as of the effective time of the Merger, by virtue of the Merger and without any action on the part of CEGEDIM, the Purchaser, the Company or holders of any of the securities of the Company:

     - each Share that is held in the treasury of the Company and each Share that is owned by CEGEDIM, Purchaser or the Company ("Ineligible Shares"), will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

     - each issued and outstanding Share, other than Appraisal Shares (as defined below) and Ineligible Shares, will be converted into the right to receive the Merger Consideration (as such term is defined below), upon the surrender of the certificate formerly representing such Share.

     - The "Merger Consideration" into which each issued and outstanding Share, other than Appraisal Shares and Ineligible Shares, is the Offer Price of $2.30 per Share.

     Stock Options. The Merger Agreement provides that in accordance with the terms of the Company 2000 Stock Incentive Plan and the 2000 Replacement Plan (the "Company Stock Option Plans"), respectively, at the effective time of the Merger all rights to acquire Shares under each option then outstanding under the Company Stock Option Plans shall be canceled, and any holder thereof shall be entitled to receive from the Surviving Corporation cash equal to the product of
(i) the number of Shares previously subject to such holder's rights under the Company Stock Option Plans and (ii) the excess, if any, of the Offer Consideration over the exercise price per share of each stock option held by holder under the Company Stock Option Plans, less any required withholding taxes.

     Restricted Stock Units. The Merger Agreement provides that immediately prior to the effective time of the Merger all outstanding restricted stock units, whether vested or unvested, shall be canceled, and any holder thereof shall be entitled to receive at the effective time of the Merger from the Company or as soon as practicable thereafter (but in no event later than 10 days after the effective time) from the Purchaser in consideration for such cancellation an amount in cash equal to the product of (i) the number of Shares previously subject to such holder's restricted stock units and (ii) the Merger Consideration, less any required withholdings taxes.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company relating to:
     - due organization
     - subsidiaries
     - authorization and validity of the Merger Agreement
     - absence of conflicts and required consents
     - capital structure
     - conduct of the Company's business
     - Company Board of Director approvals
     - absence of undisclosed liabilities
     - takeover statutes
     - real property
     - title and condition of assets
     - taxes
     - legal proceedings
     - licenses, permits and compliance with laws
     - environmental matters
     - employee benefit plans
     - labor matters
     - intellectual property
     - opinion of financial advisor
     - SEC reports
     - insurance
     - related party transactions
     - information technology
     - material contracts

     The Merger Agreement also contains representations and warranties by CEGEDIM and the Purchaser, including those relating to:
     - due organization
     - authorization and validity of Merger Agreement
     - absence of conflicts and required consents
     - availability of funds to consummate the transactions
     - legal proceedings and
     - board of director and shareholder approvals

     Conduct of Business. Under the Merger Agreement, the Company has agreed that, until the effective time of the Merger, except as otherwise contemplated by the Merger Agreement (or the schedules thereto), or as required by a governmental authority of competent jurisdiction or by applicable law, the Company shall operate its business in the ordinary course consistent with past practice in all material respects, including using reasonable best efforts to preserve intact the present business, maintain its assets in good operating condition and require to permit their use in the continuing operation of the business, ordinary wear and tear excepted, maintain the goodwill of customers, suppliers and others with whom the Company otherwise has significant business relationships continuing in all material respects the current sales, marketing and promotional activities and complying in all material respects with all applicable laws. The Merger Agreement provides that without limiting the generality of the foregoing, and subject to the exceptions described in the foregoing, until the effective time of the Merger, the Company shall not do any of the following unless approved or consented to in writing by CEGEDIM, which consent shall not be unreasonably withheld or delayed:

     - other than in the ordinary course of business and consistent with past practice, (a) acquire any assets for a value in excess of $100,000, (b) dispose of any assets with a value in excess of

       $100,000, or (c) incur any indebtedness for borrowed money, issue any debt securities or assume or guarantee the obligations of any other person, or make any loans or advances;

     - increase or pay any payment or benefit not required by any existing incentive compensation, workers' compensation, disability, vacation, leave of absence, severance, change-in-control or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program for the benefit of any employees ("Benefit Plans") or increase any salaries or wages of employees, other than (a) in the ordinary course of business consistent with past practice, (b) as may be required by a governmental authority, works council agreement or applicable law, or (c) in accordance with regularly scheduled periodic increases or payments;

     - enter into, modify, terminate (except in accordance with its terms) or renew (except in accordance with its terms) any material contract or lease, except in the ordinary course of business;

     - permit any material asset to become subject to any lien (except for permitted liens) unless such lien is released upon or prior to closing;

     - enter into or offer to enter into any employment, consulting or severance agreement with any person who is or would become an employee, except with respect to any promotions or new hiring of any employee whose annual base salary is or will be less then $100,000 so long as such promotion or new hiring is consistent with past practice;

     - issue any Shares of capital stock or rights to purchase the capital stock of the Company, except for (a) the issuance of Shares pursuant to stock options, stock appreciation or similar rights, as the case may be, under existing Benefit Plans (b) the issuance by a subsidiary of the Company of Shares of its capital stock to its parent and (c) any issuance required under the Rights Plan;

     - transfer or grant any material right under, or enter into any settlement regarding the breach or infringement of, any material intellectual property used in the Company's business, or modify any existing right with respect thereto;

     - grant or extend any power of attorney relating to the business of the Company;

     - enter into or amend any collective bargaining or union contract or other agreement covering the Company's or the Company's subsidiaries' employees except as required by any applicable law or any Benefit Plan;

     - institute, settle or agree to settle any proceeding before any governmental authority that creates or imposes any material continuing obligation or restriction on the Company's business;

     - modify, change or otherwise alter in any material respect the fundamental nature of the Company's business as presently conducted;

     - make or permit any material change to the Company's accounting methods or principles, except as required by GAAP; or

     - otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.

     Stockholders Meetings. In the event that, following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer,
Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger without a stockholder vote, the Company shall establish, prior to or as soon as practicable following the execution and delivery of the Merger Agreement, a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting") for the purpose of considering the approval of the transactions contemplated by the Merger Agreement and such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. Subject to the Company's right, to withhold, withdraw, modify, change or fail to make its recommendations in favor of the transactions contemplated by the Merger Agreement, the Company's Board of Directors shall recommend that the stockholders of the Company vote in favor of the transactions contemplated by the Merger Agreement and the Company shall include such recommendation in its Proxy Statement. Unless the Company's Board of Directors shall have withheld, withdrawn, modified, changed or failed to make its recommendations in favor of the transactions contemplated by the Merger Agreement, the Company shall use commercially reasonable efforts to secure the vote or consent of stockholders required by the DGCL to effect the transactions contemplated by the Merger Agreement.

     No Solicitation. The Merger Agreement provides that from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, the Company and its representatives shall not (i) solicit or initiate any offer or proposal (other than an offer or proposal made by CEGEDIM or its subsidiaries) for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 50% of any class of equity securities of the Company, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company, or all or substantially all of the Company's assets (an "Acquisition Proposal"), (ii) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its subsidiaries or afford access to the properties, books or records of the Company or its subsidiaries to, any person (other than CEGEDIM or its representatives) concerning an Acquisition Proposal, or (iii) following receipt of an Acquisition Proposal, approve, endorse or recommend such Acquisition Proposal; provided that, in each case, if and to the extent that (A) the Company's Board of Directors concludes in good faith, after consultation with its legal counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a bona fide written Acquisition Proposal which the Company board of directors believes in good faith, after consultation with its financial advisor and taking into account all factors deemed relevant by the board of directors, including the likelihood that any transaction will be consummated, is more favorable to the Company's stockholders as compared to the Offer and the Merger (or any alternative proposal offered by CEGEDIM in response thereto)(a "Superior Proposal") and (B) the Company Board of Directors concludes in good faith, after consultation with its counsel, that the failure to engage in such discussions or negotiations, provide such information or access and/or so approve, endorse or recommend such Acquisition Proposal would be inconsistent with the fiduciary duties of the Company's Board of Directors under applicable law, then the Company may participate in discussions or negotiations regarding such Acquisition Proposal, provide non-public information with respect to it and its subsidiaries, afford access to its properties, books or records and those of its subsidiaries and/or approve, endorse or recommend such Acquisition Proposal, as applicable. The Company may not withhold, withdraw, modify or change in a manner adverse to CEGEDIM, or fail to make, its recommendation in favor of the Offer and the Merger except and to the extent that the Company Board of Directors concludes in good faith, after consultation with the Company's counsel, that such recommendation would be inconsistent with the fiduciary duties of the Company's Board of Directors under applicable law. Upon its receipt thereof, except to the extent prohibited by nondisclosure agreements in effect as of the date of the Merger Agreement, the Company shall promptly provide CEGEDIM with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof, and shall promptly advise CEGEDIM of any material modification or proposed modification thereto. Nothing contained in the Merger Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934 or from making any disclosure required by applicable law.

     In addition, the Merger Agreement provides that the Company shall cease and cause to be terminated any existing discussions or negotiations with any third party (other than CEGEDIM) conducted heretofore with respect to any Acquisition Proposal, and the Company shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such person or in the possession of any representative of any such person.

     Best Efforts. The Merger Agreement requires each of CEGEDIM, the Purchaser and the Company to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by the Merger Agreement, including using its best efforts: (i) to obtain any licenses and permits as are required in connection with the consummation of the transactions contemplated by the Merger Agreement; (ii) to effect all necessary registrations and filings; (iii) to defend, resolve or settle any lawsuits or other legal proceedings, whether judicial or administrative, whether brought by private parties or governmental authorities or officials, challenging the Merger Agreement or the consummation of any other transactions contemplated thereby; (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing and (v) to amend the Merger Agreement and take any related actions to change the method with which CEGEDIM acquires the Company, including without limitation, terminating the Offer and conducting a Merger under Section 251 of the DGCL.

     Each party to the Merger Agreement shall (i) make all pre-merger filings (if any) required of it or any of its affiliates under any applicable requirements of any non-U.S. antitrust, competition, merger or investment control or other pre-merger statutes or regulations ("Non-U.S. Merger Control Regulations") in connection with the Merger Agreement and the transactions contemplated thereby as soon as practicable, but in any event no later than fifteen calendar days following the date of the Merger Agreement, (ii) comply at the earliest practicable date and after consultation with the other parties thereto with any request for additional information or documentary material received by it or any of its affiliates from any applicable governmental authority, (iii) cooperate with one another in connection with any filing under any applicable Non-U.S. Merger Control Regulations, and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Merger Agreement initiated by any governmental authority and
(iv) use its best efforts to secure the termination of any waiting periods, and the receipt of any clearances, approvals or confirmations from governmental authorities under any applicable Non-U.S. Merger Control Regulations in order to permit the consummation of the transactions contemplated thereby at the earliest possible date but in no event later than the termination date of the Merger Agreement. For purposes of this section, without limiting the foregoing, best efforts shall include the following: (A) proffer by CEGEDIM of its willingness to agree to divest any and all of the businesses or assets of it or its subsidiaries or affiliates or of the Company or its subsidiaries, (B) CEGEDIM's acceptance of an agreement to hold any subsidiary or asset separate, and/or (C) CEGEDIM's agreement to amend or terminate such existing licenses or other intellectual property agreements (other than a termination that would result in a breach of a license or intellectual property agreement with a third party), and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant governmental authorities giving effect thereto), as may be required in any proceeding, whether judicial or administrative, and whether required by any applicable governmental authority in connection with the transactions contemplated by the Merger Agreement or any other agreement contemplated thereby.

     Director's and Officer's Indemnification and Insurance. The Merger Agreement provides that, from and after the effective time of the Merger:

     (a) The Surviving Corporation and CEGEDIM shall (i) indemnify and hold harmless all past and present directors, officers and employees of the Company and its subsidiaries (A) to the same extent such persons are indemnified by the Company pursuant to the Company's certificate of incorporation and bylaws and
(B) to the fullest extent permitted by law, for any costs or expenses (including advancing attorney's fees and expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit or proceeding arising out of or relating to or in connection with, acts or omissions occurring in connection with the approval of the Merger Agreement), and in the event of any such proceeding, CEGEDIM and the Surviving Corporation shall cooperate with the indemnified party in the defense of any such proceeding, (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provision regarding the elimination of liability of directors and the indemnification of the indemnified parties which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of at least seven (7) years after the Effective Time, the Company's existing directors' and officers' liability insurance policy ("D&O Insurance"); provided that (A) CEGEDIM may substitute such policies with a reputable insurer of substantially similar coverage and amounts containing terms no less advantageous to the indemnified parties, (B) the obligations of CEGEDIM and the Surviving Corporation to maintain the D&O Insurance will be deemed to be satisfied if CEGEDIM causes the Surviving Corporation to procure (including the timely payment of all required costs and premiums) the 6 year tail period available to the Company under such policy, (C) if the existing D&O Insurance expires or is canceled during such period, CEGEDIM and the Surviving Corporation will use their commercially reasonable efforts to obtain substantially similar D&O Insurance with a reputable insurer, (D) in no event shall CEGEDIM or the Surviving Corporation be required to expend more than 350% of the last annual premiums paid by the Company immediately prior to the Effective Time to maintain or procure D&O Insurance pursuant to the Merger Agreement and (E) if the annual premium of such D&O Insurance would exceed the maximum premium amount the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the maximum premium amount.

     (b) The Company shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations in the applicable provision of the Merger Agreement.

     (c) The rights of each indemnified party shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or bylaws of the Company, any other indemnification arrangements, the DGCL or otherwise. The provisions governing D&O Insurance shall survive consummation of the Merger and expressly are intended to benefit each of the indemnified parties.

     (d) In the event CEGEDIM, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Corporation or entity in such consolidation or merger or (ii) transfers all of substantially all of its properties and assets to any person, then and in either case, proper provision shall be made so that the successors and assigns of CEGEDIM or the Surviving Corporation, as the case may be, shall assume the relevant obligations pursuant to the Merger Agreement.

     (e) Prior to the Effective Time, the Company may renew or replace its current D&O Insurance on terms substantially similar to the terms in existence on the date hereof (including, without limitation, with respect to tail period coverage) and may procure the 6 year tail period under its D&O Insurance, if available.

     Continuity of Employment and Benefits. (i) Prior to or at the effective time of the Merger, CEGEDIM has agreed to not take any action to cause the Company or any of its subsidiaries to terminate the employment of any employee, and neither the Company nor its subsidiaries shall be under any obligation to terminate any employee prior to or at the effective time of the Merger.

          (ii) The parties to the Merger Agreement intend that there shall be continuity of employment with respect to all employees. As of the effective time of the Merger, CEGEDIM shall, where employment does not continue by operation of law, offer employment, or cause the Surviving Corporation to offer employment, to all employees in accordance with local law and on substantially the same terms (including salary, wages, bonus opportunity, fringe benefits, job responsibility and location) as those provided to such employees by the Company and its subsidiaries immediately prior to the effective time of the Merger Agreement.

     At the effective time of the Merger Agreement and for at least one year thereafter, CEGEDIM has agreed to provide, or shall cause the Surviving Corporation to provide each employee with a base salary or wages, as applicable, and an annual bonus opportunity at least equal to that provided to such employee immediately prior to the effective time of the Merger Agreement and shall provide benefits to the employees that are no less favorable than those provided, in the aggregate, to the employees immediately prior to the effective time of the Merger Agreement. Notwithstanding the foregoing, nothing therein shall be construed to require CEGEDIM or the Surviving Corporation to limit or restrict the ability of CEGEDIM or the Surviving Corporation to terminate the employment of the employees following the effective time of the Merger Agreement. CEGEDIM shall, or shall cause the Surviving Corporation to, (i) credit the employees for periods of services with the Company and its subsidiaries for eligibility and vesting purposes under any benefit plans of CEGEDIM or its affiliates in which the employees are offered the opportunity to participate and (ii) credit the employees for any amounts paid in the year in which the closing date of the Merger Agreement occurs for purposes of any deductibles or out of pocket expenses incurred under any benefit plans.

     CEGEDIM has agreed to assume, or cause the Surviving Corporation to assume the severance policies described in Section 6.7(c) of the Company Disclosure Schedule (as defined in the Merger Agreement) shall maintain such policies, without adverse amendment thereto, for at least one year after the effective time of the Merger Agreement, and shall make severance payments and pay severance-related benefits to (i) any employee who is terminated by CEGEDIM or the Surviving Corporation during such one-year period in accordance with the terms of such policies and (ii) any employee who does not accept employment with CEGEDIM or the Surviving Corporation or objects to the transfer under local labor law, or whose employment does not continue by operation of law.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the closing date of the Merger of the following conditions:

     - Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

     - no order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other governmental authority of competent jurisdiction ("Order") of any nature that is in effect that restrains or prohibits the consummation of the Merger, provided that the parties invoking this condition shall have used their best efforts to have such Order vacated or denied, including complying with the covenants described under "Best Efforts" above; and

     - the affirmative vote of the holders of a majority of the total number of outstanding Shares shall have been obtained, if Section 253 of the DGCL is unavailable and inapplicable to effect the Merger without a vote of the stockholders of the Company;

     Termination. The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the consummation of the Offer:

     - by mutual written consent of CEGEDIM and the Company, by action of their respective boards of directors;

     - by either the Company or CEGEDIM if the consummation of the Offer shall not have occurred on or before September 1, 2003; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of the failure of such consummation to occur on or before such date;

     - by either the Company or CEGEDIM if any governmental authority shall have issued an Order or taken any other action (which the parties to the Merger Agreement shall have used best efforts to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such Order shall have become final and nonappealable; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available to any party whose failure to comply with the covenants described under "Best Efforts" above has been the primary cause of such action or inaction;

     - by CEGEDIM if the Board of Directors of the Company (i) shall withdraw, or modify in any manner materially adverse to CEGEDIM, its recommendation to the stockholders of the Company that they approve the transactions contemplated by the Merger Agreement, or (ii) shall approve or recommend an Acquisition Proposal;

     - by the Company if the Company's Board of Directors shall approve a Superior Proposal which has not been submitted by CEGEDIM;

     - by CEGEDIM, if neither CEGEDIM nor Purchaser is in material breach of its obligations under the Merger Agreement, and if (i) at any time that any of the representations and warranties of the Company become untrue or inaccurate such that the second bullet point under Section 14 ("Certain Conditions to the Offer") would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Merger Agreement such that the third bullet point under Section 14 ("Certain Conditions to the Offer") would not be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company;

     - by the Company, if it is not in material breach of its obligations under the Merger Agreement, and if (i) at any time that any of the representations and warranties of CEGEDIM or Purchaser herein become untrue or inaccurate, or (ii) there has been a breach on the part of CEGEDIM or Purchaser of any of its covenants or agreements contained in this Merger Agreement, and in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to CEGEDIM; or

     - by either the Company or CEGEDIM if the Offer shall have expired without Purchaser accepting for payment any Shares in compliance with the Merger Agreement.

     Effect of Termination. In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party thereto, except for the Termination Fee (as defined below), if applicable, and as otherwise set forth in the Merger Agreement, and except that nothing set forth in the Merger Agreement shall relieve any party from liability for intentional material breach of the Merger Agreement.

     Fees and Expenses. Except as set forth in the Merger Agreement all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. As an inducement to CEGEDIM to enter into the Merger Agreement, the Company agreed to reimburse CEGEDIM for its reasonable, out-of-pocket costs and expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby in an amount of $900,000, which reflects an agreed portion of such costs and expenses as indicated to the Company in writing by CEGEDIM. The parties agreed that due to limitations affecting the Company's ability to pay such costs and expenses in cash, such costs and expenses would be paid through the issuance of a subordinated promissory note to CEGEDIM with a stated principal amount of $900,000. See "Subordinated Note."

     The Merger Agreement requires the Company to pay CEGEDIM the sum of $1,095,000 (the "Termination Fee") solely under the following circumstances: (i) if the Company shall terminate the Merger Agreement because the Company's Board of Directors has approved a Superior Proposal which has not been submitted to CEGEDIM; (ii) if CEGEDIM shall terminate the Merger Agreement because the Company's Board of Directors has withdrawn, or modified in any manner materially adverse to CEGEDIM, its recommendation to the stockholders of the Company that they approve the transactions contemplated by the Merger Agreement, or shall have approved or recommended an Acquisition Proposal; or (iii) if (A) either party shall terminate the Merger Agreement because the consummation of the Offer shall not have occurred on or before September 1, 2003 under circumstances where the Minimum Condition has not been satisfied, (B) at any time after the date of the Merger Agreement and at or before the expiration of the Offer, a bona fide Acquisition Proposal shall have been made public and not been withdrawn, and (C) within 12 months of the termination of the Merger Agreement, the Company consummates an Acquisition Proposal with a third party.

     Amendment. The Merger Agreement provides that it may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties at any time prior to the effective time of the Merger.

CONFIDENTIALITY AGREEMENT

     The Company and CEGEDIM entered into a confidentiality agreement (the "Confidentiality Agreement"), effective as of March 4, 2002, in connection with the consideration of a possible negotiated transaction regarding the acquisition by CEGEDIM of certain assets of the Company. Under the Confidentiality Agreement, CEGEDIM agreed, subject to certain exceptions, to keep confidential any non-public information concerning the Company and the Company agreed, subject to certain exceptions, to keep confidential any non-public information concerning CEGEDIM. CEGEDIM has also agreed to certain standstill restrictions until September 4, 2003. This summary and description of the material terms of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as an exhibit to this Schedule TO.

SUBORDINATED NOTE

     The Merger Agreement provides that the Company shall reimburse CEGEDIM for the reasonable, out-of-pocket cost and expenses incurred by CEGEDIM in connection with the Purchase Agreement and the transactions contemplated thereby in an amount of $900,000. On April 12, 2003, in connection with the execution and delivery of the Merger Agreement, the Company issued a subordinated note with a stated principal amount of $900,000 to CEGEDIM (the "Note"), in order to pay its agreed portion of such costs and expenses.

     Interest on the Note accrues daily at a rate of 6.00% per year. The principal amount (and any accrued but unpaid interest thereon) will become due and payable on the earlier of (A) April 1, 2005 and (B) if the Company's financial arrangements permit the payment of the Note at such time, any time after April 12, 2004. The Note is subordinated to all indebtedness for borrowed money of the Company. This summary and description of the material terms of the
Note is qualified in its entirety by reference to the Note, which is filed as an exhibit to the Schedule 14D-9 filed by the Company with the SEC in connection with the Offer.

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     On April 12, 2003 the Company entered into an amendment to the Rights Agreement to provide that the provisions of the Rights Agreement would not be triggered by the execution and delivery of the Merger Agreement or the consummation of either the Offer or the Merger. This summary and description of the material terms of the amendment to the Rights Agreement is qualified in its entirety by reference to such amendment, which was filed as an exhibit to the
Schedule 14D-9 filed by the Company with the SEC in connection with the Offer.

IMS AGREEMENTS

     In connection with the Purchase Agreement on March 14, 2003, IMS Health Incorporated ("IMS"), the Company's former parent company, and the Company entered into an agreement whereby (1) IMS acknowledged that it would not object to the sale of the Company's interactive marketing business and (2) the parties agreed to the removal of certain non-competition obligations. In connection with the Merger Agreement, IMS and the Company entered into an amendment to such agreement which provided that such agreement applies to the Offer and the Merger. The amendment was executed and delivered by IMS and the Company on April 10, 2003.

     In addition, in connection with the Purchase Agreement, IMS and CEGEDIM entered into a non-competition agreement (the "Non-competition Agreement") whereby CEGEDIM agreed until August 31, 2005 not to engage in certain specified businesses in which IMS is currently engaged. In connection with the Merger Agreement, IMS and CEGEDIM entered into an amendment to the Non-competition Agreement which amended the agreement to clarify that it would be equally applicable to the transactions contemplated by the Merger Agreement. The amendment was executed and delivered by IMS and the Company on April 10, 2003.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The purpose of the Offer is to enable CEGEDIM to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for CEGEDIM to acquire all remaining Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of CEGEDIM.

     Under the DGCL, the approval of the Board of Directors of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Unless the Merger is consummated pursuant to the "short-form" Merger provisions under Section 253 of the DGCL described below (in which case no vote of the holders of the outstanding Shares is required), the only remaining required corporate action of the Company is the adoption of the Merger Agreement and the approval of the Merger by vote of the holders of a majority of the outstanding Shares. The Company's Board of Directors has unanimously (i) determined that the terms of each of the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares, and (ii) declared the advisability of the Merger Agreement and recommended that the holders of the Shares accept the Offer, tender their Shares pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

     Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. Accordingly, if the Purchaser acquires at least 90% of the outstanding Shares, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In such event, CEGEDIM, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares may have rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares (any such shares being referred to as "Appraisal Shares"). If the statutory procedures with respect to appraisal rights are complied with, such procedures could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Appraisal Shares. Any such judicial determination of the fair value of the Appraisal Shares could be based upon various considerations other than or in addition to the Offer Price and the market value of Shares, including asset values and the investment value of the Shares. Therefore, the value so determined could be greater or lower than the Offer Price.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her or its right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder may withdraw his, her or its demand for appraisal by delivery to CEGEDIM of a written withdrawal of his, her or its demand for appraisal and acceptance of the terms of the Merger.

     A stockholder seeking to exercise appraisal rights under Section 262 of the DGCL may not tender his, her or its Shares in the Offer. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. CEGEDIM will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. CEGEDIM intends to seek additional information about the Company during this period.

     Except as indicated in this Offer to Purchase, CEGEDIM does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business or composition of the Company's Board of Directors, except that CEGEDIM intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

12.  DIVIDENDS AND DISTRIBUTIONS.

     The Company has not paid any dividends since its inception. The Company may not, under the terms of the CapitalSource Facility declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, without prior approval of CapitalSource.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The Nasdaq National Market System ("Nasdaq") for continued listing and may be delisted from Nasdaq. According to Nasdaq's published guidelines, Nasdaq would consider delisting the Shares if, among other things, the total number of stockholders is less than 400, or the number of publicly held Shares (exclusive of holdings of officers, directors and their immediate families and other concentrated holdings of ten percent or more) should fall below 1,100,000. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal Reserve System, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated in accordance with Section 12(g)(4) of the Exchange Act upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of their Shares pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE or Nasdaq reporting. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other terms of the Offer and subject to the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, payment for, any tendered Shares, and may terminate the Offer in each case, consistent with the terms of the Merger Agreement and not accept for payment any tendered Shares, if (i) the Minimum Condition shall not have been satisfied or waived (pursuant to the Merger Agreement) prior to the expiration of the Offer, (ii) the Merger Agreement shall have been terminated in accordance with its terms or (iii) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following events shall occur and be continuing and shall not have resulted from the breach by CEGEDIM or the Purchaser of any of their obligations under the Merger Agreement:

     - there shall be any Order of any nature of any court of governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Offer and Merger; provided, that each of CEGEDIM and the Purchaser shall have used its best efforts to have such Order vacated or denied, including complying with the covenants described under Section 11 ("The Merger Agreement -- Best Efforts"); or

     - (i) the representations and warranties of the Company contained in the Merger Agreement shall not be true and accurate (when read without regard to materiality and Material Adverse Effect, with the exception of the representations and warranties contained in (A) Section 5.1(w) of the Merger Agreement (relating to representations regarding SEC reports and financial statements contained therein) and (B) Section 5.1(aa) of the Merger Agreement (relating to material contracts) as it relates to the definition of "material contracts"), except in each case for the failure of any such representation or warranty to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any such inaccuracy (if curable) has not been cured; or

     - the Company shall have breached or failed in any material respect to perform any obligation or to comply with any agreement, covenant or condition of the Company to be performed by or complied with by it under the Merger Agreement and (ii) any such breach or failure (if curable) has not been cured; or

     - except as indicated in the Company disclosure schedule delivered by the Company to CEGEDIM, there shall have occurred a Material Adverse Effect (as defined below);

which in the reasonable judgment of CEGEDIM or the Purchaser, in any such case, makes it inadvisable to proceed with the Offer and/or with acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of CEGEDIM and the Purchaser, and may (subject to the terms of the Merger Agreement and except for the Minimum Condition) be waived by CEGEDIM or the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of CEGEDIM or the Purchaser. The failure by CEGEDIM or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     As used herein:

          "Material Adverse Effect" is any event, change, circumstance or effect that is materially adverse to the financial condition or results of operations of the Company and its subsidiaries taken as a whole, excluding any effects related to or resulting from (i) events affecting the United States or global economy or capital or financial markets generally, (ii) changes in conditions in the industries in which the Company and its subsidiaries or its customers operate, (iii) changes in laws or in the authoritative interpretations thereof or in regulatory guidance related thereto, (iv) earthquakes or similar catastrophes, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof, (v) the Merger Agreement, the announcement thereof, the transactions contemplated hereby and the identity or involvement by CEGEDIM, the Purchaser or their respective affiliates, or (vi) any of certain matters identified in advance by the Company to CEGEDIM.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company, the review of certain information furnished by the Company to CEGEDIM and discussions of representatives of CEGEDIM with representatives of the Company during CEGEDIM'S investigation of the Company (see Section 10 ("Background of the Offer the Merger Agreement")), neither the Purchaser nor CEGEDIM is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or CEGEDIM or that certain parts of the businesses of the

Company, the Purchaser or CEGEDIM might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Purchaser's obligation under the Offer to accept for payment, and pay for, Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15 ("Certain Legal Matters and Regulatory Approvals"). See Section 14 ("Certain Conditions of the Offer").

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include Mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The board of directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. Therefore, Section 203 of the DGCL is inapplicable to the Offer or the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held in Grand Metropolitan plc v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law to the Offer or the Merger, the Purchaser reserves the right to challenge the validity or applicability of any such statute in appropriate court proceedings or otherwise, and nothing contained in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws applies to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See
Section 14 ("Certain Conditions of the Offer").

16.  FEES AND EXPENSES.

     Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     SG Cowen Securities Corporation, financial advisor to CEGEDIM in connection with the acquisition of the Company, is acting as Dealer Manager for the Offer. No fee is payable to SG Cowen Securities Corporation for acting as Dealer Manager, but CEGEDIM has agreed to pay SG Cowen Securities Corporation a reasonable and customary fee for its financial advisory services rendered to CEGEDIM in connection with the Offer and the Merger. CEGEDIM has also agreed to reimburse SG Cowen Securities Corporation for all reasonable out-of-pocket expenses incurred by it, including the reasonable fees and expenses of legal counsel, and to indemnify SG Cowen Securities Corporation against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     The Purchaser and CEGEDIM have retained Morrow & Co., Inc., as the Information Agent, and American Stock Transfer & Trust Co., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     The Information Agent and the Depositary will receive reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by any administrative or judicial action or by any valid law of such jurisdiction. If the Purchaser becomes aware of any valid law of a jurisdiction prohibiting the making of the Offer or the acceptance of Shares pursuant thereto; the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF CEGEDIM, PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, CEGEDIM and the Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

                                          JIVAGO ACQUISITION CORPORATION

April 18, 2003

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth on the last page of this Offer to Purchase.

                                   SCHEDULE I

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                            OF CEGEDIM AND PURCHASER

     1. Directors and Executive Officers of CEGEDIM. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employment during the last five years, of each director and executive officer of CEGEDIM. Unless otherwise indicated, the current business address of each person is CEGEDIM SA, 137, rue d'Aguesseau, 92103 Boulogne-Billancourt, France.

DIRECTORS OF CEGEDIM

NAME                                     POSITION             ADDITIONAL INFORMATION
----                                     --------             ----------------------
Jean-Claude Labrune................  Chairman and CEO   Jean-Claude Labrune is the founder
                                                        and Chairman of CEGEDIM.
Laurent Labrune....................      Director       Laurent Labrune is the CEO of a
                                                        subsidiary of CEGEDIM that is a
                                                        service provider for outsourced HR
                                                        and Payroll solutions.
GERS...............................      Director       GERS is an entity representing
                                                        pharmaceutical laboratories and
                                                        wholesalers. GERS is represented on
                                                        the Board of CEGEDIM by Mr. Norbert
                                                        Andreo.
Alliance Sante Distribution........      Director       Alliance Sante Distribution ("ASD")
                                                        is a shareholder of CEGEDIM and it
                                                        is also a holding company that owns
                                                        wholesalers and dispatchers of
                                                        drugs. ASD is represented on the
                                                        Board of CEGEDIM by Antonin de
                                                        Bono.
Sofimat.or.........................      Director       Sofimat.or is the principal
                                                        shareholder of CEGEDIM representing
                                                        the holdings of the Labrune family.
                                                        Sofimat.or is represented on the
                                                        Board of CEGEDIM by Pierre
                                                        Marucchi.

     2. Directors and Executive Officers of the Purchaser. The sole director of the Purchaser is Pierre Marucchi who is also the President of Purchaser. Mr. Marucchi is also the Managing Director (COO) of CEGEDIM.

                        THE DEPOSITARY FOR THE OFFER IS:
                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Hand:                 By Overnight Courier:                  By Mail:
        59 Maiden Lane                  59 Maiden Lane                  59 Maiden Lane
         Plaza Level                     Plaza Level                     Plaza Level
   New York, New York 10038        New York, New York 10038        New York, New York 10038

                           By Facsimile Transmission:
                                 (718) 234-5001

                             Confirm by Telephone:
                              Call: (718) 921-8200
                         Call Toll-Free: (800) 937-5449

                             ---------------------

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of the Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                      LOGO

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                         E-Mail: snvt.info@morrowco.com

                      THE DEALER MANAGER FOR THE OFFER IS:

                                    SG COWEN

                          1221 Avenue of the Americas
                            New York, New York 10020
                         Call Toll-Free: (866) 517-8629